AMENDMENT DATED JULY 13, 2006
                                TO THE BY-LAWS OF
                              FRANKLIN GLOBAL TRUST
                                  (THE "TRUST")


WHEREAS, Article IX, Section 9.02 of the By-Laws provides that the By-Laws may be amended by the Board of Trustees; and

WHEREAS, by resolution dated July 13, 2006, at a meeting of the Board of Trustees, the Board of Trustees unanimously authorized the By-Laws to be amended as set forth below.

NOW, THEREFORE, the By-Laws are hereby amended by deleting subsection (f) of
Article IV, Section 4.01 of the By-Laws in its entirety, which subsection currently states that the committees of the Board may not be delegated authority with respect to "a distribution to the shareholders of the Trust, except at a rate or in a periodic amount or within a designated range determined by the Board of Trustees."


Adopted and approved as of July 13, 2006 pursuant to authority delegated by the Board of Trustees.



[Signature]

/S/KAREN L. SKIDMORE
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[Name]

/S/VICE PRESIDENT AND SECRETARY
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[Title]